Exhibit 5.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement of POET Technologies Inc. on Form F-10/A of our report dated March 17, 2016, with respect to our audits of the consolidated financial statements of POET Technologies Inc. as of December 31, 2015, 2014 and 2013 and for the years ended December 31, 2015, 2014 and 2013 appearing in the Annual Report of POET Technologies Inc. for the year ended December 31, 2015. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Hartford, Connecticut

October 6, 2016